UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Owens & Minor

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

2006

Annual Meeting

and

Proxy Statement

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN

PERSON, THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

(804) 747-9794

March 10, 2006

Dear Shareholders:

It is a pleasure to invite you to our Annual Meeting of Shareholders on Friday, April 28, 2006 at 10:00 a.m. The meeting will be held at the Virginia Historical Society, 428 North Boulevard, Richmond, Virginia. Directions are on the last page of the Proxy Statement. Morning refreshments will be served.

The primary business of the meeting will be to (i) elect four directors and (ii) ratify the appointment of KPMG LLP as our independent registered public accountants for 2006. In addition to considering these matters, we will review major developments since our last shareholders meeting as well as future opportunities. Our Board of Directors and management team will be there to chat with you and answer any questions.

You may vote your shares by the Internet, by telephone or by mailing the enclosed proxy card in the postage-paid envelope provided. Whichever method you choose, your vote is important so please vote as soon as possible. All of us at Owens & Minor appreciate your continued interest and support.

Warm regards,

CRAIG R. SMITH

President & Chief Executive Officer

Proxy Statement

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please vote your shares promptly by the Internet, by telephone or by completing, signing and mailing your proxy card in the enclosed envelope. Instructions for all three voting options are set forth on your proxy card.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, April 28, 2006

TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

The Annual Meeting of Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) will be held on Friday, April 28, 2006 at 10:00 a.m. at the Virginia Historical Society, 428 North Boulevard, Richmond, Virginia.

The purposes of the meeting are:

1.	To elect four directors to serve until the Annual Meeting of Shareholders in 2009;

2.	To ratify the appointment of KPMG LLP as independent registered public accountants for 2006; and

3.	To transact any other business properly before the Annual Meeting.

Shareholders of record as of March 2, 2006 will be entitled to vote at the Annual Meeting.

Your attention is directed to the attached Proxy Statement. This Proxy Statement, proxy card and Owens & Minor’s 2005 Annual Report are being distributed on or about March 10, 2006.

BY ORDER OF THE BOARD OF DIRECTORS

GRACE R. DEN HARTOG

Senior Vice President, General Counsel & Corporate Secretary

Street Address	Mailing Address
9120 Lockwood Boulevard	P.O. Box 27626
Mechanicsville, Virginia 23116	Richmond, Virginia 23261-7626

PROXY STATEMENT

Annual Meeting of Shareholders

to be held on April 28, 2006

ABOUT THE MEETING

What You Are Voting On

Proxies are being solicited by the Board of Directors for purposes of voting on the following proposals and any other business properly brought before the meeting:

Proposal 1: Election of the following four directors, each for a three-year term:

John T. Crotty, Richard E. Fogg, James E. Rogers and James E. Ukrop.

Proposal 2: Ratification of KPMG LLP as Owens & Minor’s independent registered public accountants.

Who is Entitled to Vote

Shareholders as of the close of business on March 2, 2006 (the “Record Date”) are entitled to vote. Each share of the Company’s Common Stock (“Common Stock”) is entitled to one vote. As of March 2, 2006, 39,983,923 shares of Common Stock were issued and outstanding.

How to Vote

You can vote by the Internet, by telephone or by mail.

By Internet.    You may vote by the Internet by following the specific instructions on the enclosed proxy card. If your shares are held in “street name” (through a broker), please contact your broker to determine whether you will be able to vote electronically.

By Telephone.    You may vote by telephone using the toll-free number and following the instructions listed on the enclosed proxy card. If your shares are held in street name, please contact your broker to determine whether you will be able to vote by telephone.

By Mail.    You may vote by mail by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

However you choose to vote, you may revoke a proxy prior to the meeting by (1) submitting a subsequently dated proxy, (2) giving notice in writing to the Corporate Secretary of the Company or (3) voting in person at the meeting.

What Happens if You Don’t Make Selections on Your Proxy Card

If you properly vote your proxy card and do not make a selection on one or more proposals, you give authority to the individuals designated on the proxy card to vote on such proposal(s) and any other matter that may arise at the meeting. If no specific instructions are given, it is intended that all proxies that are signed and returned will be voted “FOR” the election of all nominees for director and “FOR” the ratification of the appointment of KPMG LLP.

What it Means if You Get More Than One Proxy Card

Your shares are probably registered differently or are held in more than one account. Sign and return or otherwise vote all proxy cards to ensure that all your shares are voted. Please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, The Bank of New York, at 1-800-524-4458.

What Constitutes a Quorum

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is required to conduct the Annual Meeting. If you vote your proxy card, you will be considered part of the quorum. Abstentions and shares held by brokers or banks in street name that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

The Vote Required to Approve Each Item

Election of Directors.    The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Appointment of KPMG LLP.    The ratification of the appointment of KPMG LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

Whether Your Shares Will be Voted if You Don’t Provide Your Proxy

Whether your shares will be voted if you don’t provide your proxy depends on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement, which is explained above. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own your shares of Common Stock in street name (which means that your shares are registered in the name of your broker), your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The election of directors and the ratification of the designation of KPMG LLP as independent registered public accountants of the Company are considered routine matters for which brokerage firms may vote unvoted shares. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Abstentions, broker non-votes and, with respect to the election of directors, withheld votes will not be included in the vote totals and will not affect the outcome of the vote.

Costs of Soliciting Proxies

Owens & Minor will pay all costs of this proxy solicitation. The Company has retained Georgeson Shareholder Communications, Inc. to aid in the distribution and solicitation of proxies for approximately

$5,500 plus expenses. The Company will reimburse stockbrokers and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation materials.

CORPORATE GOVERNANCE

General.    The Company is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. Each year the Company reviews its corporate governance policies and practices relative to the policies and practices recommended by groups and authorities active in corporate governance as well as the requirements of the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder or adopted by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”), the exchange on which the Company’s common stock is listed. As part of this ongoing effort, the Company revised the charters of the Audit Committee, Governance & Nominating Committee and Compensation & Benefits Committee in 2005. The Company also revised its Corporate Governance Guidelines. For a description of the Governance & Nominating Committee’s function with respect to corporate governance, see the Report of the Governance & Nominating Committee below.

Corporate Governance Materials.    The Company’s Bylaws, Corporate Governance Guidelines, Code of Honor and the charters of the Audit, Compensation & Benefits, and Governance & Nominating Committees are available on the Company’s website at www.owens-minor.com/corporate governance and are available in print to any shareholder upon request to Corporate Secretary, Owens & Minor, Inc., 9120 Lockwood Boulevard, Mechanicsville, VA 23116.

Code of Honor.    The Board of Directors has adopted a Code of Honor that is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the members of the Board of Directors. The Code of Honor is available on the Company’s website at www.owens-minor.com/corporate governance. The Company intends to post any amendments to or waivers from its Code of Honor (to the extent applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer, any other executive officer or any director) on its website.

Director Independence.    The Board of Directors determined in 2006 that the following ten members of its twelve-member Board are “independent” within the meaning of NYSE listing standards and the Company’s Corporate Governance Guidelines: A. Marshall Acuff, Jr., J. Alfred Broaddus, Jr., John T. Crotty, James B Farinholt, Jr., Richard E. Fogg, Eddie N. Moore, Jr., Peter S. Redding, James E. Rogers, James E. Ukrop and Anne Marie Whittemore. To assist it in making determinations of independence, the Board has adopted categorical standards which are contained in the Company’s Corporate Governance Guidelines included in this proxy statement as Appendix A. The Board has determined that all directors identified as independent in this proxy statement meet these standards.

REPORT OF THE GOVERNANCE & NOMINATING COMMITTEE

The Governance & Nominating Committee was formed by the Board of Directors in 1996 to promote good corporate governance practices. Composed of five independent directors who met six times during 2005, the Governance & Nominating Committee operates under a charter that sets forth its purpose:

(i)	to assist the Board by identifying and recommending nominees for election to the Board;

(ii)	to oversee the governance of the Company, including recommending to the Board corporate governance guidelines for the Company;

(iii)	to lead the Board in its annual review of the Board’s performance; and

(iv)	to recommend to the Board director nominees for each Board committee and each committee chairman.

The Governance & Nominating Committee continues to study and implement good corporate governance practices at Owens & Minor as it endeavors to stay on the leading edge of corporate governance matters. During 2005, the Governance & Nominating Committee recommended, and the Board of Directors adopted, amendments to the Company’s Corporate Governance Guidelines (1) to include more specific criteria to assist the Board of Directors in making director independence determinations and (2) to include general criteria for identifying and evaluating qualified director candidates. The revised Corporate Governance Guidelines are included in this proxy statement as Appendix A.

In addition, during the past year, the Governance & Nominating Committee continued its focus on director education. All twelve of the Company’s directors attended continuing education programs in the past year, including programs accredited by Institutional Shareholder Services. The Audit Committee members participated in two additional in-house director education seminars presented by outside experts on earnings release disclosure guidelines and investigations of accounting, auditing and internal controls matters.

During 2005, the Governance & Nominating Committee, with the advice of an outside compensation consultant, undertook a comprehensive review and analysis of the Company’s director compensation program. Although this evaluation is still ongoing, the Governance & Nominating Committee expects that there will be modifications to the current director compensation program to ensure that the Company remains competitive and continues to attract and retain qualified Board members.

The Governance & Nominating Committee’s charter, as well as the Corporate Governance Guidelines, are available on the Company’s website. The Governance & Nominating Committee will continue to monitor and support the implementation of corporate governance best practices at Owens & Minor.

THE GOVERNANCE & NOMINATING

COMMITTEE

A. Marshall Acuff, Jr., Chairman

J. Alfred Broaddus, Jr.

Eddie N. Moore, Jr.

James E. Ukrop

Anne Marie Whittemore

BOARD MEETINGS

The Board of Directors held seven meetings during 2005. All directors attended at least 75% of the meetings of the Board and committees on which they served. The Company’s Corporate Governance Guidelines provide that, absent unusual or unforeseen circumstances, directors are expected to attend each annual meeting of shareholders. All directors attended the 2005 Annual Meeting of Shareholders.

Under the Company’s Corporate Governance Guidelines, non-management directors meet in executive session after each regularly scheduled Board meeting, following which the independent directors then meet in executive session. These meetings are chaired by a Lead Director who is elected annually by the non-management directors following each Annual Meeting of Shareholders. James E. Rogers currently serves as Lead Director and presides over these executive sessions. As Lead Director, Mr. Rogers is also invited to participate in meetings of all Board committees but is permitted to vote only in meetings of committees of which he is a member (currently, the Executive Committee). Shareholders and other interested parties may contact the Lead Director by following the procedures set forth in “Communications with the Board of Directors” on page 8.

COMMITTEES OF THE BOARD

The Board of Directors has the following committees:

Audit Committee:    Oversees (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualification and independence of the Company’s independent registered public accountants; (iv) the performance of the Company’s independent registered public accountants and internal audit functions and (v) issues involving the Company’s ethical and legal compliance responsibilities. The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the Company’s independent registered public accountants (subject, if applicable, to shareholder ratification). The Board of Directors has determined that James B. Farinholt, Jr., Chairman of the Audit Committee, is an “audit committee financial expert”, as defined by SEC regulations. All members of the Audit Committee are independent.

Compensation & Benefits Committee:    Administers executive compensation programs, policies and practices. Advises the Board on salaries and compensation of the executive officers and makes other studies and recommendations concerning compensation and compensation policies. All members of the Compensation & Benefits Committee are independent.

Governance & Nominating Committee:    Considers and recommends nominees for election as directors and officers and nominees for each Board committee. Reviews and evaluates the procedures, practices and policies of the Board and its members and leads the Board in its annual self-review. Oversees the governance of the Company, including recommending Corporate Governance Guidelines. All members of the Governance & Nominating Committee are independent.

Executive Committee:    Exercises limited powers of the Board when the Board is not in session.

Strategic Planning Committee:    Reviews and makes recommendations for the strategic direction of the Company.

BOARD COMMITTEE MEMBERSHIP

Director	Board		Audit		Compensation & Benefits		Executive		Governance & Nominating		Strategic Planning
A. Marshall Acuff, Jr.	X		X				X		X	*
J. Alfred Broaddus, Jr.	X				X				X
John T. Crotty	X		X								X	*
James B. Farinholt, Jr.	X		X	*			X				X
Richard E. Fogg	X		X								X
G. Gilmer Minor, III	X	*					X	*
Eddie N. Moore, Jr.	X		X						X
Peter S. Redding	X				X						X
James E. Rogers	X						X
Craig R. Smith	X										X
James E. Ukrop	X				X				X
Anne Marie Whittemore	X				X	*	X		X

No. of meetings in 2005	7		10		6		0		6		2

*Chairman

DIRECTOR COMPENSATION

Employee directors receive no additional compensation other than their normal salary for serving on the Board or any of its committees.

Non-employee directors receive the following annual cash and stock compensation:

DIRECTOR COMPENSATION TABLE

Type of Compensation	Cash		Stock
Annual Retainer	$15,000		$15,000
Additional Retainer for Lead Director	$10,000
Additional Retainer for Non-Executive Chairman	$100,000	*
Additional Retainer for Audit Committee Chair	$5,000
Additional Retainer for Other Committee Chairs	$4,000
Board or Audit Committee Attendance Fee (per meeting)	$1,500
Other Committee Attendance Fee (per meeting)	$1,200
Board or Committee Telephone Conference (per meeting, other than Audit Committee)	$800
Audit Committee Telephone Conference (per meeting)	$1,200
Board Retreat (annual 2-day meeting)	$1,800
Stock Options			Option for 5,000 shares

*This retainer was approved for the period from November 1, 2005 through April 28, 2006.

Directors may defer the receipt of all or part of their director fees. Amounts deferred are “invested” in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Directors may elect to defer their fees into the following two subaccounts: (i) an account based upon the price of the Common Stock and (ii) an account based upon the current interest rate of the Company’s fixed income fund in its 401(k) plan. Subject to certain restrictions, a director may take cash distributions from a deferred fee account either prior to or following the termination of his or her service as a director. Directors are also permitted to receive payment of their director fees in Common Stock.

DIRECTOR NOMINATING PROCESS

Director Candidate Recommendations and Nominations by Shareholders.    The Governance & Nominating Committee charter provides that the Governance & Nominating Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Governance & Nominating Committee through the method described under “Communications with the Board of Directors” on page 8. In addition, the Company’s Bylaws provide that any shareholder of record and entitled to vote for the election of directors at the applicable meeting of shareholders may nominate directors by complying with the notice procedures set forth in the bylaws and summarized in “Shareholder Proposals” on page 25.

Process for Identifying and Evaluating Director Candidates.    The Governance & Nominating Committee evaluates all director candidates in accordance with the director qualification standards and the General Criteria for Nomination to the Board described in the Corporate Governance Guidelines. The Governance & Nominating Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Governance & Nominating Committee will evaluate a candidate’s independence and diversity, age, skills and experience in the context of the Board’s needs. The Company’s Bylaws provide that no director nominee can stand for election if, at the time of appointment or election, the nominee is over the age of 69. There are no differences in the manner in which the Governance & Nominating Committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Governance & Nominating Committee did not receive any recommendations from any shareholders in connection with the Annual Meeting.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has approved a process for shareholders to send communications to the Board. Shareholders can send written communications to the Board, any committee of the Board, the Lead Director or any other individual director at the following address: P.O. Box 26383, Richmond, Virginia 23260. All communications will be relayed directly to the applicable director(s), except for communications screened for security purposes.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected at each annual meeting to serve for a three-year term. Four directors will be elected at the Annual Meeting to serve for a three-year term expiring at the Company’s Annual Meeting in the year 2009. Each nominee has agreed to serve if elected. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board. Proxies will be voted for the nominees shown below (or if not able to serve, such substitutes as may be designated by the Board). The Board has no reason to believe that any of the nominees will be unable to serve.

Information on each nominee and each continuing director, including age and principal occupation during the past five years, is set forth below.

NOMINEES FOR ELECTION

For Three-Year Term Expiring in 2009:

John T. Crotty, 68, is Managing Partner of CroBern Management Partnership, a healthcare investment firm, and President of CroBern, Inc., a healthcare consulting and advisory firm. Prior to co-founding these businesses, Mr. Crotty held several senior management positions during 19 years with American Hospital Supply Corporation. He also serves on the boards of directors of three private companies in the healthcare industry and one public company, Omnicare, Inc. Mr. Crotty has been a director since 1999.

Richard E. Fogg, 65, retired in 1997 from Price Waterhouse, LLP (now PricewaterhouseCoopers LLP) where he was a partner for 23 years and served in a variety of leadership positions, including Associate Vice Chairman, Tax. Mr. Fogg is a Certified Public Accountant. Since his retirement in 1997, Mr. Fogg has provided strategic consulting services to several non-public companies. Mr. Fogg has been a director since 2003.

James E. Rogers, 60, has served as President of SCI Investors Inc, a private equity investment firm, since 1993. He also serves on the boards of directors of Wellman, Inc., Caraustar Industries, Inc., Cadmus Communications Inc. and New Market Corp. Mr. Rogers has been a director since 1991.

James E. Ukrop, 68, has served as Chairman of Ukrop’s Super Markets, Inc., a retail grocery chain, and Chairman of First Market Bank since 1998. He also serves on the board of directors of Legg Mason, Inc. Mr. Ukrop has been a director since 1987.

The Board of Directors recommends a vote FOR the election of each nominee as director.

DIRECTORS CONTINUING IN OFFICE

Terms expiring in 2008:

G. Gilmer Minor, III, 65, is Chairman of the Board of Owens & Minor. Mr. Minor, who joined the Company in 1963, has served as Chairman of the Board since 1994 and served as Chief Executive Officer from 1984 until July 2005. Mr. Minor retired from the Company effective November 1, 2005. He also serves on the board of directors of SunTrust Banks, Inc. Mr. Minor has been a director since 1980.

J. Alfred Broaddus, Jr., 66, retired in 2004 as President of the Federal Reserve Bank of Richmond, a position he had held since 1993. During his tenure as President, Mr. Broaddus also served as a rotating member of the Federal Open Market Committee of the Federal Reserve System. He also serves on the boards of directors of Albemarle Corporation, Markel Corporation and T. Rowe Price Group, Inc. Mr. Broaddus has been a director since 2004.

Eddie N. Moore, Jr., 58, is President of Virginia State University. Prior to assuming this position in 1993, Mr. Moore served as state treasurer for the Commonwealth of Virginia, heading up the Department of the Treasury and serving on fifteen state boards and authorities. He also serves on the board of directors of Universal Corporation. Mr. Moore has been a director since 2005.

Peter S. Redding, 67, served as President & Chief Executive Officer of Standard Register Company from 1994 until his retirement in 2000. He also serves on the board of directors of Nietech Corporation. Mr. Redding has been a director since 1999.

Craig R. Smith, 54, is President & Chief Executive Officer of Owens & Minor. Mr. Smith, who joined the Company in 1989, has served as President of the Company since 1999 and as Chief Operating Officer from 1995 until July 2005, when he was named Chief Executive Officer. He also serves on the SunTrust Central Virginia Richmond Advisory Board. Mr. Smith has been a director since 2005.

Terms expiring in 2007:

A. Marshall Acuff, Jr., 66, is President of AMA Investment Counsel, LLC. He retired in 2001 as Senior Vice President and Managing Director of Salomon Smith Barney, Inc. where he was responsible for equity strategy as a member of the firm’s Investment Policy Committee. Mr. Acuff is a Chartered Financial Analyst. He also serves on the board of directors of Investors Capital Holdings. Mr. Acuff has been a director since 2001.

James B. Farinholt, Jr., 71, is a Managing Director of Tall Oaks Capital Partners, LLC, which manages a venture capital investment fund focused on start-up and early stage businesses in information technology and healthcare fields. Mr. Farinholt retired in 2002 as Special Assistant to the President for Economic Development of Virginia Commonwealth University. He also serves on the board of directors of PharmaNetics, Inc. Mr. Farinholt has been a director since 1974.

Anne Marie Whittemore, 59, has been a partner in the law firm of McGuireWoods LLP since 1977. She also serves on the boards of directors of T. Rowe Price Group, Inc. and Albemarle Corporation. Ms. Whittemore has been a director since 1991.

PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected KPMG LLP to serve as the Company’s independent registered public accountants for 2006, subject to ratification by the shareholders. Representatives of KPMG LLP will be present at the Annual Meeting to answer questions and to make a statement, if they desire to do so.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as Owens & Minor’s independent registered public accountants for 2006.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

For each of the years ended December 31, 2004 and 2005, KPMG LLP billed the Company the fees set forth below in connection with professional services rendered by that firm to the Company:

	Year 2004	Year 2005
Audit Fees	$724,000	$616,000
Audit-Related Fees	$22,360	$32,500
Tax Fees	$0	$0
All Other Fees	$0	$0

Total	$746,360	$648,500

Audit Fees.    These are fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings as well as any services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These are fees primarily for the annual audits of the Company’s employee benefit plan financial statements and consultations by management related to financial accounting and reporting matters.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate the engagement of the Company’s independent registered public accountants, to pre-approve their performance of audit services and permitted non-audit services and to review with the Company’s independent registered public accountants their fees and plans for all auditing services. All services provided by and fees paid to KPMG LLP in 2005 were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines during this period. The Audit Committee’s pre-approval policies and procedures for services by independent registered public accountants are appended to the Audit Committee Charter attached hereto as Appendix B.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of five directors, each of whom is independent within the meaning of the listing standards of the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is included as Appendix B to this proxy statement. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements and industry changes.

With respect to financial reporting and the financial reporting process, management, the Company’s independent registered public accountants and the Audit Committee have the following respective responsibilities:

Management is responsible for

•	Establishing and maintaining the Company’s internal control over financial reporting;

•	Assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of the Company’s consolidated financial statements.

The Company’s independent registered public accountants are responsible for

•	Performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting;

•	Expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles; and

•	Expressing an opinion as to management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for

•	Selecting the Company’s independent registered public accountants, subject to shareholder ratification; and

•	Overseeing and reviewing the financial statements and the accounting and financial reporting processes of the Company.

In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2005 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accountants’ responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to both the effectiveness of the Company’s internal control over financial reporting and management’s assessment thereof.

Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

THE AUDIT COMMITTEE

James B. Farinholt, Jr., Chairman

A. Marshall Acuff, Jr.

John T. Crotty

Richard E. Fogg

Eddie N. Moore, Jr.

STOCK OWNERSHIP INFORMATION

Compliance With Section 16(a) Reporting

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers to file reports with the SEC of holdings and transactions in the Company’s Common Stock. Based on the Company’s records and information provided by the directors and officers, the Company believes that the filing requirements were satisfied in 2005 except that Mr. Minor inadvertently reported a 2004 gift transaction late.

Stock Ownership Guidelines

Under the Company’s Management Equity Ownership Program (MEOP) adopted in 1997, officers are expected, over a five-year period, to achieve the following levels of ownership of Common Stock:

Value of Common Stock
Officer	Owned
Chief Executive Officer	4.0 x Base Salary
President	3.0 x Base Salary
Executive Vice Presidents	2.0 x Base Salary
Senior Vice Presidents	1.5 x Base Salary
Vice Presidents, Regional Vice Presidents	1.0 x Base Salary

Each officer who has served as an officer of the Company for at least five years has achieved his or her ownership objective.

In addition, the Board of Directors adopted a policy in 1997 that each director achieve, over a five-year period, a level of ownership in Common Stock equal to at least five times the annual retainer fee (including both cash and stock retainer). Each Director who has served on the Board of Directors for at least five years has achieved this ownership objective.

Stock Ownership By Management and the Board of Directors

The following table shows, as of March 2, 2006, the number of shares of Common Stock beneficially owned by each director and nominee, the Named Executive Officers (hereafter defined in the Summary Compensation Table) and all current executive officers and directors of the Company as a group.

Name of Beneficial Owner	Sole Voting and Investment Power (1)	Other(2)	Aggregate Percentage Owned
G. Gilmer Minor, III	425,815	28,796	1.14%
A. Marshall Acuff, Jr.	26,470	0	*
J. Alfred Broaddus, Jr.	10,735	0	*
John T. Crotty	39,607	0	*
James B. Farinholt, Jr.	25,108	0	*
Richard E. Fogg	21,369	0	*
Eddie N. Moore, Jr.	5,843	0	*
Peter S. Redding	34,984	0	*
James E. Rogers	48,265	0	*
James E. Ukrop	80,322	0	*
Anne Marie Whittemore	61,326	0	*
Craig R. Smith	454,134	90	1.14%
Mark Van Sumeren	27,851	0	*
Jeffrey Kaczka	67,773	0	*
Grace R. den Hartog	35,422	0	*
All Executive Officers and Directors as a group (23 persons)	1,688,387	30,886	4.29%

* Represents less than 1% of the total number of shares outstanding.

(1) Includes 872,440 shares which certain officers and directors of the Company have the right to acquire through the exercise of stock options within 60 days following March 2, 2006. Stock options exercisable within 60 days of March 2, 2006 for each of the Named Executive Officers are as follows:

Mr. Minor 40,000; Mr. Smith 348,000; Mr. Van Sumeren 11,130; Mr. Kaczka 53,050; Ms. den Hartog 27,930.

(2) Includes: (a) shares held by certain relatives or in estates; (b) shares held in various fiduciary capacities; and (c) shares for which the shareholder has shared power to dispose or to direct disposition. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

Stock Ownership By Certain Shareholders

The following table shows, as of March 2, 2006, the organizations deemed by SEC rules to beneficially own more than 5% of the Common Stock (based on the information contained in Schedule 13G filings made by each such organization).

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Owned
Barclays Global Investors, NA, 45 Fremont Street, San Francisco, CA 94105	2,998,991(1)(2)	7.50%
Wellington Management Company, LLP 75 State Street, Boston, MA 02109	2,772,600(1)(3)	6.93%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	2,377,500(1)	5.95%
Vanguard Specialized Funds—Vanguard Health Care Fund 100 Vanguard Blvd., Malvern, PA 19355	2,200,000(3)	5.50%

(1) According to such organization’s Schedule 13G, such shares are owned in its capacity as an investment advisor.

(2) Reflects beneficial ownership by Barclays Global Investors, NA and its affiliated entities.

(3) The 2,200,000 shares beneficially owned by Vanguard Specialized Funds—Vanguard Health Care Fund are also included in the 2,772,600 shares beneficially owned by Wellington Management Company, LLP in its capacity as an investment advisor.

Equity Compensation Plan Information

The following table shows, as of December 31, 2005, information with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders (1)	1,837,611	$20.49	3,030,583
Equity compensation plans not approved by shareholders (2)	0	0	0
Total	1,837,611	$20.49	3,030,583

(1) These equity compensation plans are the 1993 Stock Option Plan, 1998 Stock Option and Incentive Plan, 1998 Directors’ Compensation Plan, 2003 Directors’ Compensation Plan and 2005 Stock Incentive Plan.

(2) The Company does not have any equity compensation plans that have not been approved by shareholders.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows for each of the past three years the compensation paid by the Company to its Chief Executive Officer and four most highly compensated executive officers (“Named Executive Officers”).

		Annual Compensation			Long-Term Compensation (1)
Awards
Name and Principal Position	Year	Salary ($)**	Bonus ($)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)(4)	All Other Compensation ($)(5)
G. Gilmer Minor, III Chairman (6)	2005 2004 2003	$656,184 750,774 751,583	$331,009 408,813 500,000	— — —	$135,601 249,287 282,768	40,000 30,000 50,000	$108,383 54,573 44,709

Craig R. Smith President & Chief Executive Officer (7)	2005 2004 2003	651,173 578,388 552,635	175,392 256,897 311,145	— — —	278,355 153,474 232,546	87,500 50,000 50,000	10,623 28,526 16,796

Mark Van Sumeren Senior Vice President, OMSolutions (8)	2005 2004 2003	405,539 384,695 152,346	19,584 82,460 150,000	— — —	72,468 54,169 37,494	9,375 9,600 15,000	7,720 7,220 60

Jeffrey Kaczka Senior Vice President & Chief Financial Officer	2005 2004 2003	364,000 364,080 378,000	67,559 130,967 163,163	— — —	68,830 60,501 56,404	5,625 4,000 5,000	13,603 13,103 13,154

Grace R. den Hartog Senior Vice President, General Counsel & Corporate Secretary (9)	2005 2004 2003	309,692 289,846 214,096	58,279 102,543 123,416	— — —	63,986 33,408 24,611	13,500 12,000 17,000	6,517 2,720 2,010

**Salaries in 2003 reflect 27 pay periods rather than the normal 26 pay periods per calendar year.

(1) The Company has no Long-Term Incentive Plans as defined by applicable SEC rules.

(2) None of the Named Executive Officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for fiscal years 2005, 2004 or 2003.

(3) Of the total Restricted Stock awards for 2005, the following amounts were awarded to the Named Executive Officers for achieving their stock ownership requirement under the Management Equity Ownership Program:

Mr. Minor	$ 0	Mr. Kaczka	$40,108
Mr. Smith	$151,683	Ms. den Hartog	$19,836
Mr. Van Sumeren	$ 46,866

Aggregate restricted stock holdings and values at December 31, 2005 for the Named Executive Officers are as follows:

Mr. Minor	2,800 shares, $ 77,084	Mr. Kaczka	8,712 shares, $239,841
Mr. Smith	41,474 shares, $1,141,779	Ms. den Hartog	3,884 shares, $106,927
Mr. Van Sumeren	15,788 shares, $ 434,644

Dividends are paid on restricted stock at the same rate as for all shareholders of record.

(4) No SARs were granted in 2005, 2004 or 2003.

(5) Includes for each officer Company contributions or benefits attributable in 2005 to the following:

	401(k) Plan	Stock Purchase Plan	Life Insurance
Mr. Minor	$6,000	$630	$101,753
Mr. Smith	7,000	720	2,903
Mr. Van Sumeren	7,000	720	0
Mr. Kaczka	7,000	720	5,883
Ms. den Hartog	5,797	720	0

(6) Mr. Minor relinquished his position as Chief Executive Officer of the Company on July 1, 2005 and retired from the employment of the Company effective November 1, 2005. Mr. Minor’s 2005 bonus includes a discretionary cash bonus of $150,000 awarded to him in consideration of his 42 years of service and leadership to the Company.

(7) Mr. Smith was named President & Chief Executive Officer of the Company on July 1, 2005. In connection with this promotion, Mr. Smith was awarded 50,000 stock options which are reflected in this table.

(8) Mr. Van Sumeren joined the Company as Senior Vice President, OMSolutions in August 2003.

(9) Ms. den Hartog joined the Company as Senior Vice President, General Counsel & Corporate Secretary in February 2003.

2005 OPTION GRANTS

This table shows options granted during 2005 to the Named Executive Officers. The Company did not grant any SARs during 2005.

	Individual Grants (1)				Value (2)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value($)
G. Gilmer Minor, III (3)	37,500	9.67%	$29.58	4/28/12	$256,500
	2,500	0.06%	27.87	12/19/12	15,050
Craig R. Smith (4)	37,500	9.67%	29.58	4/28/12	256,500
	50,000	12.90%	29.94	7/28/12	348,000
Mark Van Sumeren	9,375	2.42%	29.58	4/28/12	64,125
Jeffrey Kaczka	5,625	1.45%	29.58	4/28/12	38,475
Grace R. den Hartog	13,500	3.48%	29.58	4/28/12	92,340

(1) The vesting schedule is as follows: 40% one year after grant, 30% two years after grant and 30% three years after grant.

(2) Based upon Black Scholes option valuation model. Assumptions include a risk-free interest rate of 3.8-4.4%, annual dividend yield of 2.1-2.3%, an average period outstanding of four years and expected volatility of approximately 25.7-28.9%.

(3) The grant of 2,500 options to Mr. Minor in December 2005 was made in connection with Mr. Minor’s qualification for compensation as a non-employee director of the Company.

(4) The grant of 50,000 options to Mr. Smith in July 2005 was made in connection with his promotion to Chief Executive Officer.

2005 OPTION EXERCISES AND YEAR-END OPTION VALUES

This table shows for the Named Executive Officers any options exercised during 2005 and unexercised options held on December 31, 2005. There were no SARs exercised during 2005 or outstanding on December 31, 2005. Value of unexercised options is calculated using the difference between the option exercise price and $27.53, the closing price per share of Common Stock on December 31, 2005, multiplied by the number of shares underlying the option.

			Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Year End
Name	Shares Acquired Upon Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
G. Gilmer Minor, III	63,500	$712,425	70,000	0	$86,700	$0
Craig R. Smith	20,000	300,750	303,000	132,500	3,977,723	222,450
Mark Van Sumeren	9,840	50,522	4,500	19,635	13,185	29,831
Jeffrey Kaczka	0	0	48,100	9,525	537,139	20,511
Grace den Hartog	0	0	15,830	25,800	129,732	74,631

RETIREMENT PLANS

Pension Plan.    The Company provides retirement benefits under a defined benefit pension plan to substantially all employees who had earned benefits as of December 31, 1996. Benefits under the pension plan are based upon both length of service and compensation and are determined under a formula based on an individual’s earnings and years of credited service. Funding is determined on an actuarial basis. Effective December 31, 1996, participants in the pension plan ceased to accrue additional benefits; provided, however, that participants who had completed at least five years of service as of January 1, 1997 and whose age plus years of service equaled at least 65 continued to earn an accrued benefit until the earlier of (i) December 31, 2001 or (ii) retirement, death or termination of employment (with the exception of certain highly compensated employees if the pension plan did not meet certain coverage requirements of the Internal Revenue Code).

The following table shows estimated annual benefits payable under the pension plan at normal retirement age of 65 years based on the specified remuneration and years of service:

Average Compensation (1)	Average Straight Life Annuity Benefits Based On Years of Credited Service
	15 yrs.	20 yrs.	25 yrs.	30 yrs.	35 yrs.
200,000	32,055	41,674	51,293	60,912	70,531
300,000	39,736	54,315	68,893	83,472	98,050
400,000	46,680	66,218	85,756	105,294	124,832
500,000	53,623	78,121	102,618	127,116	151,613
600,000	60,566	90,023	119,480	148,937	160,000
700,000	67,510	101,926	136,343	160,000	160,000
800,000	74,453	113,829	153,205	160,000	160,000
900,000	81,396	125,732	160,000	160,000	160,000
1,000,000	88,340	137,635	160,000	160,000	160,000
1,100,000	95,283	149,537	160,000	160,000	160,000
1,200,000	102,226	160,000	160,000	160,000	160,000
1,300,000	109,169	160,000	160,000	160,000	160,000
1,400,000	116,113	160,000	160,000	160,000	160,000

(1) Average compensation represents compensation based upon a benefit formula applied to an employee’s career average earnings, which approximates the amount of salary set forth in the Summary Compensation Table.

The maximum amount of covered compensation is $170,000, or some other amount as may be determined by the Secretary of Treasury pursuant to Section 401(a)(17) of the Internal Revenue Code.

Benefits are computed on a straight life annuity basis and are not subject to offset for Social Security benefits or other amounts. The years of service credited to the Named Executive Officers and the annual benefits payable to the Named Executive Officers under the pension plan at normal retirement age of 65 years based on remuneration and years of service as of December 31, 2001 are as follows: Mr. Minor, 36 years, $77,819; Mr. Smith, 11 years, $10,144; Mr. Van Sumeren, not eligible; Mr. Kaczka, not eligible; and Ms. den Hartog, not eligible.

Supplemental Executive Retirement Plan.    The Company provides supplemental retirement benefits to certain employees selected by the Compensation Committee under the Supplemental Executive Retirement Plan (“SERP”). The SERP entitles participants who meet its age and service requirements to receive a specified percentage (in the case of Messrs. Minor and Smith, 65%, and the other Named Executive Officers, 60%) of the participant’s average base monthly salary (plus bonus for certain participants, including the Named Executive Officers) during the five years preceding his or her retirement reduced by the benefit payable under the pension plan, Social Security and any defined benefit pension plan of a prior employer. The estimated annual benefits payable under the SERP upon retirement at normal retirement age for the Named Executive Officers are:

Mr. Minor $659,272, Mr. Smith $556,597, Mr. Van Sumeren $261,493, Mr. Kaczka $287,335, and Ms. den Hartog $213,362.

SEVERANCE AGREEMENTS

The Company has entered into severance agreements with certain officers (including the Named Executive Officers), the purpose of which is to encourage key management personnel to remain with the Company and to avoid distractions regarding potential or actual changes in control of the Company.

The severance agreements provide for the payment of a severance benefit if the officer’s employment with the Company is terminated within two years after a change in control unless such termination is (i) due to death or disability, (ii) by the Company for cause (as defined therein) or (iii) by the officer for good reason (as defined therein). For the Named Executive Officers, the severance benefit is equal to 2.99 times the officer’s annual base salary plus bonus. In consideration for any severance benefits paid, the severance agreements impose certain non-competition and non-solicitation restrictive covenants on the officers and prohibit the disclosure and use of confidential Company information.

Each severance agreement continues in effect through December 31, 2006, and unless notice is given to the contrary, the term is automatically extended for an additional year at the end of each year.

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

The Compensation & Benefits Committee (“the Committee”) is comprised of four independent directors who are not current or past employees of the Company. The Committee is responsible for establishing compensation levels and evaluating performance for the CEO and other senior officers of the Company, currently 12 in total. The Committee’s Charter can be found on the Company’s website.

The Committee’s philosophy is to:

•	establish and maintain programs and practices that promote achievement of the Company’s strategic objectives,

•	provide rewards that reflect the Company’s performance, and

•	align executives’ financial interests with those of shareholders.

Accordingly, compensation for executives is based on measures of the Company’s financial performance and strategic results intended to translate into increased shareholder value. As shown on the graph on page 24, the Company’s stock price has increased approximately 55% since January 1, 2001 through December 31, 2005 and total shareholder return over the period was 69%. The Committee considers program cost and internal equity with compensation paid to non-executive employees when making its decisions.

The Committee also strives to maintain market competitive compensation levels. To meet this objective, the Committee evaluates executive compensation levels through comparisons to the peer companies included in the performance graph of this Proxy Statement and other companies of similar size and operating characteristics. Base salaries are targeted at the competitive market median for similarly experienced executives. Annual incentive compensation opportunities, when combined with base salaries, are intended to reach competitive median total cash compensation levels as warranted by the Company’s and the individual officer’s performance. Longer-term incentive compensation opportunities, such as stock options and restricted stock, link executive compensation with achievement of strategic objectives and shareholder value growth. This combination is intended to focus management on both the annual and longer-term success of the Company.

Committee Process and Compensation Administration

To maintain the desired level of competitiveness and technically sound compensation and benefit programs, the Committee obtains information and guidance from the Company’s Human Resources Department as well as independent outside advisors. It reviews available compensation information for executive officers of the peer and other comparable companies. Through the use of tally sheets, the Committee reviews the total value of the annual compensation for each executive and all executives as a group. The Committee also reviews the total compensation that would be paid to executive officers upon the occurrence of certain events, particularly an officer’s retirement or a change in control of the Company.

In deciding base salary levels, incentive payments and granting of stock options and restricted stock, the Committee seeks recommendations from the Chief Executive Officer on senior executives. The Committee meets in executive session, without the presence of management (including the Chief Executive Officer), to evaluate the performance of and determine compensation levels for the Chief Executive Officer.

2005 Developments

During 2005, the Committee, with the assistance of an independent outside consultant, reviewed the Company’s long-term incentive strategy and determined to reduce its use of stock options, to introduce restricted stock as a regular component of long-term compensation and to attach performance conditions to certain restricted stock grants made in 2006 which would accelerate vesting of the awards.

The Committee also adopted an Executive Officer Severance policy to cover involuntary not-for-cause employment terminations of officers or their resignation at the request of the Company. The new policy provides severance based on years of service and officer level in the Company, with senior vice-presidents and above receiving a minimum of 9 months and a maximum of 18 months salary and annual bonus. In addition to severance, executives will generally receive a pro-rata portion of their restricted stock awards and other benefits as more fully described in the Company’s December 23, 2005 Form 8-K filing.

Components of Executive Compensation

Base Salary

Executive officer base salaries in 2005 were based on median competitive compensation data, overall individual and Company performance levels and expected future contribution to the Company. The Committee reviews base salaries each April and makes appropriate adjustments. The 2005 salaries for the Named Executive Officers presented in the “Summary Compensation Table” are the actual salaries received by such officers during the year. In April 2005, G. Gilmer Minor, III, the Company’s Chief Executive Officer until July 1, 2005, received an increase in base salary of 3% from $757,483 to $780,207. The Company’s new Chief Executive Officer, Craig R. Smith, received two increases. His first increase was 3.2% in April 2005, from $595,204 to $614,100. His salary was further increased to $700,000 on July 1, 2005 when he assumed the role of Chief Executive Officer.

Annual Incentive

Each year the Committee meets to review key aspects of the upcoming year’s business plan and establish annual incentive goals for each corporate officer (the “Annual Incentive Plan”). These goals are weighted to reflect their importance and contribution to Company performance.

The Annual Incentive Plan for 2005 was designed to provide incentive compensation targets of between 40% and 75% of base salary for the Named Executive Officers, subject to the achievement of the Company’s target performance objectives. The target incentive was based on achievement of financial performance targets established in the Company’s annual business plan for company net income (35%), company net sales (20%), company SG&A (20%) and company gross margin (25%). The incentive amount increased or decreased in relationship to the financial performance targets and no incentive would have been payable (other than possible discretionary bonuses) if financial performance was below a specified minimum level. The performance targets were established by the Committee and approved by the Board of Directors in the fourth quarter of 2004.

In February 2006, the Committee met to discuss performance compared to Annual Incentive Plan goals as well as the Company’s longer-term strategic business goals. These longer-term business goals centered around the Company’s strategic objectives to increase profitable revenue growth through innovative programs and operational efficiencies while maintaining its focus on customer service excellence.

For 2005 the Company reported a 6.6% increase in revenue to $4.82 billion from $4.53 billion in 2004. Net income increased 6.5% to $64.4 million compared to $60.5 million in 2004. Net income per diluted common share increased 5.2% to $1.61 compared to $1.53 in 2004. Gross margin for 2005 was 10.7% of revenue compared to 10.2% in 2004 and SG&A expense 7.9% of revenue compared to 7.5% in 2004.

Based on these and other financial and operational results, the Company achieved 46% of its overall annual incentive target. Upon consideration of these results, the Committee awarded payments ranging from 4.8% to 18.6% of base salary for the Named Executive Officers (other than the Chief Executive Officer) for performance achieved in 2005. Mr. Minor earned a bonus of $226,261 (computed on base salary pro rated for his tenure as chief executive officer), 20% of which was paid in Common Stock as discussed below. Mr. Smith’s bonus was $219,240, 25.1% of his blended base salary for the year.

Under the Company’s Annual Incentive Plan, 80% of the annual incentive is paid in cash and 20% in Common Stock. This feature of the plan is designed to align the interests of executives with shareholders by increasing executive stock ownership while furthering executive retention. The shares are restricted and vest after three years, provided the officer remains an employee of the Company. Mr. Minor received a cash award of $181,009 and a restricted stock award of 1,496 shares for 2005, and Mr. Smith received a cash award of $175,392 and a restricted stock award of 1,450 shares for 2005. In addition, the Committee recommended and the Board of Directors approved a discretionary cash bonus of $150,000 to Mr. Minor in consideration of his 42 years of service and leadership to the Company.

Long-Term Incentive

The Company’s 2005 Stock Incentive Plan permits the Committee to consider grants of non-qualified stock options, incentive stock options, restricted and performance-based awards, and stock appreciation rights. The Committee’s decision to approve stock awards in addition to those granted in connection with the Annual Incentive Plan as described above is discretionary and largely determined by financial performance, strategic accomplishments and individual contributions, although there are no specific performance targets for this purpose. Stock award decisions may also be based upon outstanding individual performance, job promotions and the assumption of greater responsibility within the Company.

The Committee believes stock option grants have historically been effective in focusing executives on enhancing long-term profitability and shareholder value. In 2005, the Committee granted 37,500 stock options to Mr. Minor and a total of 87,500 options to Mr. Smith to encourage future growth in shareholder returns. The options were granted at fair market value and have a term of seven years. The Committee believes a seven-year term incorporates a greater performance requirement than the traditional ten-year term used by many companies.

In addition, the Committee granted 2,800 restricted shares each to Messrs. Minor and Smith as part of their long-term incentives.

Stock option grants and restricted stock awards were also provided to the other Named Executive Officers.

The Committee recognizes the significance of dilution and, accordingly, equity usage historically has been conservative compared to the Company’s peer group. The Committee will continue to take a responsible approach to dilution and equity usage by managing annual equity grants and adopting appropriate plan provisions, such as the seven-year option term. Through these practices, as well as monitoring of the competitive landscape, the Committee intends to continue the Company’s equity grant programs while maintaining an appropriate balance with shareholder interests.

Management Equity Ownership Program

In 1997 the Committee approved the Owens & Minor, Inc. Management Equity Ownership Program (“MEOP”) for members of the management team, including each of the Named Executive Officers. This program is intended to strengthen the alignment of management and shareholder interests by creating meaningful levels of stock ownership by management. An ownership target has been determined for each level of the management team. These targets range from four times salary for the Chief Executive Officer to one times salary for Vice Presidents. Eligible holdings in meeting these targets include direct holdings, indirect holdings, shares held through Company plans such as the 401(k) plan and stock purchase plan and restricted stock holdings. To encourage ownership and help senior officers meet their equity investment targets, participants may elect to receive a portion of their annual cash incentive award in restricted stock.

Participants are given a five-year period to reach the full target ownership amount with interim ownership targets to meet each year. As of December 31, 2005, the value of the stock owned by participants, in aggregate, exceeded the aggregate full target ownership amount. The Named Executive Officers as a group have beneficial ownership levels (excluding stock options held) well above the median level of the Company’s peer group, reflecting the Company’s strong commitment to executive stock ownership.

If a participant meets his or her target level of ownership, a 10% annual equity ownership dividend (the dividend is reduced to 5% for the years subsequent to a participant reaching his or her full target ownership amount) is paid on all Common Stock owned up to the participant’s full target level. The dividend is paid in the form of restricted stock that will vest five years after grant if the desired ownership level is maintained. If a participant’s ownership falls below the desired level, a portion of his or her annual bonus and/or salary increase, if earned, will be paid in the form of restricted stock and dividend shares will be forfeited until the target ownership level is met. During 2005, Mr. Smith was granted a dividend of 4,871 shares of restricted stock under the MEOP.

Corporate Tax Considerations

Section 162(m) of the Internal Revenue Code disallows corporate tax deductions for executive compensation in excess of $1 million paid annually to Named Executive Officers. This law allows for certain exemptions to the deduction cap, including “performance-based compensation” as defined in the rules adopted under Section 162(m).

The Committee intends that the Company’s pay plans generally be “performance-based” and therefore eligible for compensation expense deductions. The Committee, however, may exercise discretion to award compensation that is not tax deductible when it determines that doing so will better support the long-term goals of the Company and the interests of shareholders. All compensation paid or awarded in 2005 is expected to be fully deductible.

THE COMPENSATION & BENEFITS COMMITTEE

Anne Marie Whittemore, Chairman

J. Alfred Broaddus, Jr.

Peter S. Redding

James E. Ukrop

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The following performance graph compares the performance of the Company’s Common Stock to the S&P 500 Index and a Peer Group (which includes the Company and the companies listed below) for the last five years.

5-YEAR TOTAL SHAREHOLDER RETURN

This graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 2000 and that all dividends were reinvested.

[Graph prepared by Standard & Poor’s]

	Base Period 12/2000	12/2001	12/2002	12/2003	12/2004	12/2005
Owens & Minor, Inc.	100	106	96	130	170	169
S&P 500 COM	100	88	69	88	98	103
Industry Peer Index (1)	100	102	89	98	97	127

(1) The Industry Peer Group selected for purposes of the performance graphs consists of companies engaged in the business of healthcare product distribution and includes Owens & Minor, Inc., AmerisourceBergen Corporation, Cardinal Health, Inc., Henry Schein Inc., McKesson Corporation and PSS World Medical, Inc.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company employs the son of Mr. Minor, Chairman of the Board of Directors of the Company. Mr. Minor’s son currently serves as Vice President, Enterprise Sales of the Company and, for 2005, was paid a salary of $210,991 and was awarded $11,553 in restricted stock for achieving stock ownership requirements under the MEOP and granted 6,375 stock options (with a fair market value option price of $29.58 on the date of grant).

During 2005, the Company retained the law firm of McGuireWoods LLP to provide advice and representation on certain matters. Ms. Whittemore, a director of the Company and chairman of the Compensation Committee, is a partner of McGuireWoods LLP.

SHAREHOLDER PROPOSALS

Under regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2007 annual meeting of shareholders must present such proposal to the Company’s Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not later than November 10, 2006, in order for the proposal to be considered for inclusion in the Company’s proxy statement. All shareholder proposals and director nominations must be submitted in accordance with and contain the information required by the Company’s Bylaws, a copy of which may be obtained by contacting the Corporate Secretary at the address indicated above. The Company will determine whether to include properly submitted proposals in the proxy statement in accordance with regulations governing the solicitation of proxies.

The Company’s Bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election as directors only at an annual meeting and if written notice of such shareholder’s intent to make such nomination or nominations has been given to the Corporate Secretary of the Company not later than 90 days before the anniversary of the date of the first mailing of the Company’s proxy statement for the immediately preceding year’s annual meeting. The Corporate Secretary must receive written notice of a shareholder nomination to be acted upon at the 2007 annual meeting not later than the close of business on December 10, 2006. The shareholder’s notice must include the information required by the Company Bylaws, including:

•	the name and address of record of the shareholder intending to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the director candidate;

•	the class and number of shares of Common Stock that are owned by such shareholder and such beneficial owners;

•	a description of all arrangements, understandings or relationships between such shareholder and each director nominee and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by such shareholder;

•	such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the written consent of the nominee to serve as a director if elected.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The

Corporate Secretary must receive written notice of a shareholder proposal to be acted upon at the 2007 annual meeting not later than the close of business on December 10, 2006. The shareholder’s notice must contain the information required by the Company’s Bylaws, including:

•	the information described above with respect to the shareholder proposing such business;

•	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of such shareholder and such beneficial owner in such business.

The requirements found in the Company’s Bylaws are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement under the proxy rules.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

March 10, 2006

BY ORDER OF THE BOARD OF DIRECTORS

GRACE R. DEN HARTOG
Senior Vice President, General Counsel & Corporate Secretary

Appendix A

OWENS & MINOR, INC.

CORPORATE GOVERNANCE GUIDELINES

The following shall constitute the Corporate Governance Guidelines (the “Corporate Governance Guidelines”) of the Board of Directors of Owens & Minor, Inc. (the “Corporation”):

I.    BOARD COMPOSITION AND STRUCTURE

1.	Director Qualifications

The Board of Directors of the Corporation (the “Board”) will satisfy any independence requirement of the New York Stock Exchange as then in effect.

The Governance & Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of Board members as well as the composition of the Board as a whole.

This assessment will include members’ qualifications as independent (directors shall inform the Chairman of that Committee of any matter bearing on the director’s independence), as well as consideration of diversity, age, skills and experience in the context of the Board’s needs as well as the members of the Board. Attached to these Guidelines as Annex A is the General Criteria for Nomination to the Board which has been adopted by the Governance & Nominating Committee. These General Criteria set forth the traits, abilities and experience that the Board looks for in determining candidates for election to the Board.

Nominees for directorship will be recommended to the Board by the Governance & Nominating Committee in accordance with the policies and principles in its charter.

The invitation to join the Board will be extended by the Board through the Chairman of the Governance & Nominating Committee and the Chairman of the Board.

2.	Independence Standards

A majority of the Directors shall be independent.

In order for a Director to be considered independent by the Board, he or she must (i) be free of any relationship that, applying the rules of the New York Stock Exchange, would preclude a finding of independence and (ii) not have a material relationship (either directly or as a partner, shareholder or officer of an organization) with the Company or any of its affiliates or any executive officer of the Company or any of its affiliates. The Independence Determination Guidelines attached to these Corporate Governance Guidelines as Annex B have been established to assist the Board of Directors in making these independence determinations.

3.	Change in Principal Position

It is the sense of the Board that individual directors who change the responsibility they held when they were elected to the Board should volunteer to resign from the Board. Such a step provides an opportunity for the Board, through the Governance & Nominating Committee, to review the continued appropriateness of Board membership under the circumstances.

Directors should advise the Chairman of the Board and the Chairman of the Governance & Nominating Committee in advance of accepting an invitation to serve on another public company board.

4.	Term Limits

The Board does not believe that it is in the best interest of the Corporation or its shareholders to establish term limits for directors. The Governance & Nominating Committee will review each director’s continuation on the Board every three years. This will allow each director the opportunity to conveniently confirm his or her desire to continue as a member of the Board. The Board does not believe it should establish term limits. While term limits could help insure that there are fresh ideas and viewpoints available to the Board, they have the significant disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Corporation and its operations and, therefore, provide an increasing contribution to the Board as a whole.

II.    DIRECTOR RESPONSIBILITIES

1.	Basic Responsibilities

The director’s basic responsibility is to exercise his or her good faith business judgment of the best interests of the Corporation. In discharging that obligation, each director should be entitled to rely on the honesty and integrity of the Corporation’s senior executives and its outside advisors and auditors absent evidence that makes such reliance unwarranted.

Directors are expected to attend Board meetings and meetings of committees on which they serve, to spend the time needed and meet as frequently as necessary to discharge properly their responsibilities. Information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should generally be distributed in writing to the directors before the meeting. Directors should review these materials in advance of the meeting.

The directors shall also be entitled (1) to have the Corporation purchase reasonable levels of directors’ and officers’ liability insurance on their behalf; (2) to the benefits of indemnification to the fullest extent permitted by law and the Corporation’s Articles of Incorporation, Bylaws and any indemnification agreements; and (3) to exculpation as provided by Virginia law and the Corporation’s Articles of Incorporation.

2.	Separation of Offices of Chairman and CEO/Lead Director

The Board has no policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Corporation for the Board to make a determination when it elects a new chief executive officer.

The Governance & Nominating Committee shall recommend for Board approval an independent director to serve as Lead Director. The Lead Director shall be elected annually by the Board following the election of directors at the annual meeting of the shareholders. The Lead Director shall:

•	preside at Board meetings in the absence of the Chairman;

•	preside at meetings of the independent directors;

•	serve as principal liaison on behalf of the independent directors;

•	advise the Chairman and the Committee Chairmen with respect to agendas and information needs relating to Board and Committee meetings;

•	be authorized to call meetings of the Board and meetings of the independent directors, set agenda items for such meetings and perform such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

The identity of the Lead Director shall be disclosed in the annual proxy statement, together with a method for interested parties to communicate directly with the Lead Director.

3.	Agenda

The Chairman will establish the agenda for each Board meeting in consultation with the Lead Director. At the beginning of the year the Chairman will establish a schedule of significant agenda subjects to be discussed during the year (to the degree this can be foreseen). Each Board member is encouraged to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board will review the Corporation’s long-term strategic plans and the principal issues that the Corporation will face in the future during at least one Board meeting each year.

4.	Executive Session

The non-management directors will meet in executive session following each regularly scheduled Board meeting and at such other times as they may determine. The independent directors (excluding any non-management director who does not qualify as an independent director under the rules of the NYSE, if any) will meet in executive session at least annually. The Lead Director shall preside at these meetings.

5.	Communication Policy

The Board believes that the management speaks for the Corporation. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Corporation. It is expected that Board members would do this with the knowledge of the management and, absent unusual circumstances or as contemplated by the committee charters, only at the request of management.

6.	Code of Honor

At all times, directors will comply with the provisions of the Corporation’s Code of Honor.

III.    BOARD COMMITTEES

The Board will have at all times an Audit Committee, a Compensation & Benefits Committee and a Governance & Nominating Committee. The members of these committees will comply with any requirements of the New York Stock Exchange as then in effect. Committee members will be appointed by the Board upon recommendation of the Governance & Nominating Committee with consideration of the desires of individual directors. It is the sense of the Board that consideration should be given to rotating committee members periodically, but the Board does not feel that rotation should be mandated as a policy.

Each committee will have its own charter. The charters will set forth the purposes, goals and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and committee reporting to the Board. The charters will also provide that each committee will annually evaluate its performance.

The Chairman of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chairman of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda. At the beginning of the year each committee will establish a schedule of the principal agenda subjects to be discussed during the year (to the degree these can be foreseen). The schedule for each committee will be furnished to all directors.

The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

IV.    DIRECTOR ACCESS TO OFFICERS AND TEAMMATES

Directors have full and free access to officers and teammates of the Corporation and, as necessary and appropriate, to the Corporation’s independent advisors. Any meetings or contacts that a director wishes to initiate may be arranged through the CEO or the Secretary or directly by the director. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Corporation and will, to the extent not inappropriate, copy the CEO on any written communications between a director and an officer or teammate of the Corporation, or advise the CEO of any such oral communications.

The Board welcomes regular attendance at each Board meeting of the Corporation’s senior officers. If the CEO wishes to have additional Corporation personnel attend on a regular basis, this suggestion should be brought to the Board for approval.

V.    DIRECTOR COMPENSATION

The form and amount of director compensation will be determined by the Board based on a recommendation of the Governance & Nominating Committee in accordance with the policies and principles set forth in its charter. The Governance & Nominating Committee will conduct an annual review of director compensation. The Governance & Nominating Committee will consider that directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Corporation makes substantial charitable contributions to organizations with which a director is affiliated, or if the Corporation enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.

VI.    DIRECTOR ORIENTATION AND CONTINUING EDUCATION

All new directors must participate in the Corporation’s Orientation Program, which should be conducted within two months of the new director’s election to the Board. This orientation will include presentations by senior management to familiarize new directors with the Corporation’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, these Guidelines, its Code of Honor, its principal officers and its internal and independent auditors. In addition, the Orientation Program will include visits to Corporation headquarters and, to the extent practical, certain of the Corporation’s significant facilities. All other directors are also invited to attend the Orientation Program.

All directors are encouraged to attend programs and seminars dealing with the role and responsibility of publicly owned company directors.

VII.    CEO EVALUATION AND MANAGEMENT SUCCESSION

The Compensation & Benefits Committee and Governance & Nominating Committee will conduct annual reviews of the CEO’s performance, as set forth in their charters. The Board of Directors will review the Committee reports in order to ensure that the CEO is providing the best leadership for the Corporation in the long- and short-term.

The Governance & Nominating Committee should make an annual report to the Board on succession planning. The Board will work with the Governance & Nominating Committee to nominate and evaluate potential successors to the CEO. The CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

VIII.    ANNUAL PERFORMANCE EVALUATION

The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance & Nominating Committee will receive comments from all directors and report annually to the Board with an assessment of the Board’s performance. The assessment will focus on the Board’s contribution to the Corporation and specifically focus on areas in which the Board or management believes that the Board can improve.

IX.    DIRECTOR ATTENDANCE AT ANNUAL SHAREHOLDER MEETINGS

It is the Board’s policy that, absent unusual or unforeseen circumstances, all of the directors of the Corporation are expected to attend each Annual Meeting of the Corporation’s shareholders.

X.    CONSISTENCY WITH ARTICLES

To the extent that any provision or section of the Corporate Governance Guidelines may be inconsistent with any article, provision or section of the Articles of Incorporation or the Bylaws of the Corporation, the Articles of Incorporation or the Bylaws, as appropriate, shall fully control.

XI.    AMENDMENT

These Corporate Governance Guidelines may be amended or altered at any meeting of the Board of Directors by affirmative vote of a majority of the number of Directors fixed by the Bylaws.

XII.    CERTIFICATION

This Corporate Governance Guidelines, as amended, was duly approved and adopted by the Board of the Corporation on the 26th day October, 2005.

/S/ GRACE R. DEN HARTOG
Corporate Secretary

ANNEX A

GENERAL CRITERIA FOR NOMINATION TO THE BOARD OF DIRECTORS

OF OWENS & MINOR, INC.

1. Directors should be of the highest ethical character and share the values of Owens & Minor as reflected in the Mission, Vision and Values statement.

2. Directors should have reputations, personal and professional, consistent with the image and reputation of Owens & Minor.

3. Directors should be highly accomplished in their respective fields, with superior credentials and recognition.

4. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the board for an extended period of time.

5. In selecting Directors, the Board should generally seek active and former chief executive officers of public companies and leaders of major complex organizations, including scientific, government, educational and other non-profit institutions. In recognition of the fact that the foundation of the Company is in the delivery of healthcare products and supply chain services, the Board should seek some directors who are experienced and recognized in the broad fields of healthcare or supply chain distribution.

6. Each director should have relevant expertise and experience and be able to offer advice and guidance to the chief executive officer based on that expertise and experience.

7. Directors who also serve as chief executive officers or equivalent positions should not serve on more than two public company boards in addition to the Owens & Minor Board, and other directors should not serve on more than four other boards of public companies in addition to the Owens & Minor Board.

8. All outside directors on the Board should be and remain “independent”, not only as that term may be legally defined in SEC and New York Stock Exchange rules and regulations, but also without the appearance of any conflict in serving as a director. In addition, directors should be independent of any particular constituency and be able to represent all shareholders of the company.

9. Each director should have the ability to exercise sound business judgment.

10. In order to be eligible for appointment or election as a director, he or she must be 69 years of age or less at the time of prospective appointment or election.

ANNEX B

INDEPENDENCE DETERMINATION GUIDELINES

FOR BOARD OF DIRECTORS OF OWENS & MINOR

For a director to be deemed “independent,” the Board of Directors of the Company shall affirmatively determine that the director has no material relationship with the Company directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making such determinations, the Board will broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board should consider the issue from both the standpoint of the director and the persons or organizations with which the director is affiliated. The Board has established the following guidelines to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the NYSE rules:

1.	A director who is, or has been within the last three years, an employee of the company, or whose immediate family member is, or has been within the last three years, an executive officer of the company, is not independent. Employment as an interim chairman or chief executive officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.	A director who has received (or whose immediate family member, serving as an executive officer, has received) during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service) is not independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer will not count toward the $100,000 limitation.

3.	A director is not independent if (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee is not independent.

5.	A director who is a current employee, or whose immediate family is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 1% of such other company’s consolidated gross revenues is not independent.

6.	A director who is, or whose immediate family member is, (i) a partner, officer or 10% owner of a firm or company that has provided consulting, legal or financial advisory services to Owens & Minor within the last three years and (ii) the services that were provided during any twelve-month period of the three years were in an amount which, in the company’s or firm’s fiscal year, exceeded the greater of $1 million or 1% of such company’s or firm’s consolidated gross revenues, is not independent.

7.	A director, or immediate family member of a director, who has a personal services contract or who personally serves as a paid financial or legal advisor to the Company or to any executive officer of the Company, is not independent.

8.

A director who is, or has been within the last three years, an executive officer, director or trustee of a charitable or educational organization, to which the Company has made discretionary contributions of greater than $1 million or 1% of that organization’s total annual discretionary receipts for any of the three most recently completed fiscal years, is not independent. The Company’s automatic matching of charitable contributions will not be included in the amount of the Company’s contributions for this purpose.

***

For purposes of these Guidelines, the following definitions shall apply:

(i) “the Company” shall mean Owens & Minor, Inc. and any subsidiary in a consolidated group with Owens & Minor, Inc.

(ii) “immediate family member” shall mean a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic partner) who share such director’s home.

(iii) “executive officer” shall mean only an individual who is an executive officer of Owens & Minor, Inc., the parent company.

Appendix B

OWENS & MINOR, INC.

AUDIT COMMITTEE

CHARTER

The following shall constitute the Audit Committee Charter (the “Charter”) of the Board of Directors of Owens & Minor, Inc. (the “Corporation”):

I.    ORGANIZATION

There shall be constituted a standing committee of the board of directors of the Corporation (the “Board”) to be known as the audit committee (the “Audit Committee” or the “Committee”).

II.    COMPOSITION AND SELECTION

The Audit Committee shall be comprised of three or more directors. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission as then in effect.

All members of the Audit Committee shall have a requisite working familiarity with basic finance and accounting practices in compliance with the rules of the New York Stock Exchange. At least one member of the Committee shall be an audit committee financial expert; as such term is defined by the Securities and Exchange Commission. If an audit committee member simultaneously serves on the audit committee of three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Corporation’s Audit Committee and disclose such determination in the annual proxy statement.

The members of the Audit Committee shall be appointed by the Board, at the Board’s annual meeting, on the recommendation of the Governance & Nominating Committee, and may be removed by the Board. The members of the Audit Committee shall serve for one year or until their successors are duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Audit Committee shall designate a Chairman by majority vote of the full Audit Committee membership.

The duties and responsibilities of Audit Committee members contained herein shall be in addition to those duties otherwise required for members of the Board.

III.    STATEMENT OF PURPOSE

The primary function of the Audit Committee shall be to assist the Board in discharging its oversight responsibilities relating to the accounting, reporting, and financial practices of the Corporation and its subsidiaries by monitoring:

(1)	these practices, generally;

(2)	the integrity of the financial statements and other financial information provided by the Corporation to any governmental body or the public;

(3)	the Corporation’s compliance with legal and regulatory requirements;

(4)	the independent auditor’s qualifications and independence;

(5)	the performance of the Corporation’s independent auditors and internal audit functions; and

(6)	issues involving the Corporation’s ethical and legal compliance responsibilities.

The Audit Committee shall prepare the report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

IV.    COMMITTEE OBJECTIVES

The Audit Committee’s primary objectives include providing an independent, direct and open avenue of communication among the Corporation’s independent auditors, management, internal auditing department, and the Board; serving as an independent and objective party to review the Corporation’s financial reporting processes and internal control systems; overseeing with management the reliability and integrity of the Corporation’s accounting policies and financial reporting and disclosure practices; reviewing and considering the work of the Corporation’s independent auditors and internal auditing department; reviewing the adequacy of the internal audit department’s staffing and the qualifications of its personnel; and reviewing whether available technology is being used to maximize the efficiency and effectiveness of the internal audit function.

V.    COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint, retain, compensate, evaluate and terminate the independent auditor (subject, if applicable, to shareholder ratification) and shall approve all audit, internal control and permissible non-audit engagements, including fees and terms, with the independent auditor. The independent auditor shall be accountable to the Board through the Audit Committee. The Audit Committee shall consult with management but shall not delegate these responsibilities.

The Audit Committee may form subcommittees and delegate authority to subcommittees when appropriate.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and obtain advice and assistance from internal, external or independent legal, accounting, financial or other advisors. The Audit Committee shall have the authority to retain and compensate such advisors without seeking further approval and shall receive appropriate funding, as determined by the Audit Committee, from the Corporation to compensate such advisors and for payment to the independent auditors for the purpose of rendering or issuing an audit report and internal control attestation report. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist the Committee in the conduct of any investigation.

The Audit Committee shall make regular reports to the Board, and shall review with the Board any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditors, or the performance of the internal audit function.

The Audit Committee shall review and reassess the adequacy of this Charter, at least annually, and shall recommend any proposed changes to the Board for approval.

The Audit Committee shall annually review its own performance.

The Audit Committee shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor accounting policies and financial reporting issues and judgments that may be viewed as critical; review and discuss analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; consider and approve, when appropriate, any significant changes in the Corporation’s accounting and auditing policies; review and discuss any accounting and financial reporting proposals that may have a significant impact on the Corporation’s financial reports; review and discuss major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies.

2.	Meet to review and discuss with management and the independent auditor the annual audited financial statements, including reviewing the Corporation’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K.

3.	Meet to review and discuss with management and the independent auditor the Corporation’s quarterly financial statements, including reviewing the Corporation’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the results of the independent auditor’s reviews of the quarterly financial statements, prior to the filing of its Form 10-Q.

4.	Review and discuss with management (including the senior internal audit executive) and the independent auditor the Corporation’s internal controls report and the independent auditor’s related attestation report prior to the filing of the Corporation’s Annual Report on Form 10-K.

5.	Review any disclosures made by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

6.	Review and discuss with management and the independent auditor: (a) any material financial or non-financial arrangements of the Corporation which do not appear on the financial statements of the Corporation; and (b) any transactions or courses of dealing with parties related to the Corporation which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties and which are relevant to an understanding of the Corporation’s financial statements.

7.	Review and discuss with management its policies and practices regarding earnings press releases, as well as financial information and earnings guidance given to analysts and ratings agencies, giving attention to any use of “pro forma” or “adjusted” non-GAAP information. Such review and discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

8.	Discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

9.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Corporation’s financial statements.

10.	Review and update on an annual basis the Corporation’s Code of Honor including its system of enforcement.

Oversight of the Company’s Relationship with the Independent Auditor

11.	Obtain and review a formal written report by the independent auditor, at least annually, which report shall include descriptions of:

(a)	the independent auditor’s internal quality-control procedures;

(b)	any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities in the preceding five years respecting one or more independent audits carried out by the firm;

(c)	any steps taken to deal with such issues;

(d)	all relationships between the independent auditor and the Corporation; and

(e)	any other relationships that may adversely affect the independence of the auditor.

The Audit Committee should assess the independence of the independent auditor, including that of the independent auditor’s lead partner, based on a review of the written report and recommend to the Board that it take appropriate action in response to the report to satisfy the independence requirements.

12.	Evaluate the qualifications, experience, performance and independence of the senior members of the independent auditor team, including that of the independent auditor’s lead and concurring partners, taking into consideration the opinions of management and the internal auditors; present its conclusions with respect to such evaluations to the full Board.

13.	Set hiring policies for employees or former employees of the independent auditors.

14.	Discuss with the independent auditor its ultimate accountability to the Board through the Audit Committee.

15.	Pre-approve all auditing services, internal control-related services and permissible non-audit services (including the terms thereof) to be performed for the Corporation by its independent auditor, subject to the policies and procedures referred to below in paragraph 16.

16.	Establish policies and procedures for the engagement of the independent auditor to provide permissible non-audit services; consider whether the independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence.

17.	Assure the regular rotation of the lead and concurring audit partners as required by law, and consider whether there should be regular rotation of the independent auditing firm itself, in order to assure continuing independence of the independent auditor.

Process Improvement

18.	Establish regular and separate systems of reporting to the Audit Committee by the Corporation’s management, the independent auditor and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements, and the view of each as to the appropriateness of such judgments.

19.	Review and discuss with the independent auditor the audit planning and procedures, including the scope, fees, staffing and timing of the audit; review and discuss the results of the audit exam and management letters, and any reports of the independent auditor with respect to any interim period.

20.	Review with the Corporation’s internal auditors and the independent auditor the coordination of their audit efforts to assure completeness of coverage, reduction of redundant efforts and effective use of audit resources.

21.	Review separately with the Corporation’s management, the independent auditor and the internal auditing department, following completion of the Corporation’s annual audit, any significant difficulties encountered during the course of the audit, including:

(a)	difficulties with management’s response;

(b)	any restrictions on the scope of work or access to required information; and

(c)	the nature and extent of any significant changes in accounting principles or the application therein.

22.	Review any significant disagreement among the Corporation’s management and its independent auditor or the internal auditing department in connection with the preparation of the Corporation’s financial statements.

23.	Review with the independent auditor any audit problems or difficulties and management’s response, including any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); review any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Corporation and any discussions with the independent auditor’s national office respecting auditing or accounting issues presented by the engagement.

24.	Review with the Corporation’s independent auditor, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices and standards, as approved by the Audit Committee, have been implemented, with such review to be conducted at an appropriate amount of time subsequent to implementation of any changes or improvements thereto, as decided by the Audit Committee in its discretion.

Oversight of the Corporation’s Internal Audit Function

25.	Review the appointment, replacement, reassignment or dismissal of the members of the Corporation’s internal auditing department, including the appointment and replacement of the senior internal auditing executive.

26.	Review the regular internal reports to management prepared by the internal auditing department and management’s responses.

27.	Discuss with the independent auditor the internal audit department’s responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit.

Oversight of Legal and Ethical Compliance Issues

28.	Obtain from the independent auditor assurance that Section 10A (b) of the Securities Exchange Act of 1934 has not been implicated.

29.	Discuss with management, the senior internal auditing executive and the independent auditor the Corporation procedures to ensure that its subsidiaries and foreign affiliates (if any) are in conformity with applicable legal requirements and the Corporation’s Code of Honor; advise the Board with respect to the Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s Code of Honor.

30.	Review reports and disclosures of related party transactions.

31.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Corporation’s financial statements or accounting policies.

32.	Review any material pending legal proceedings involving the Corporation and other contingent liabilities; discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements, internal controls or the Corporation’s compliance policies.

33.	Establish procedures for (a) the receipt, retention, and investigation of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

34.	Assume oversight responsibility for the evaluation and investigation of any complaints received by the Corporation regarding accounting, internal accounting, controls or audit matters, which responsibility includes the authority to retain outside counsel and/or outside experts or consultants as may be appropriate to the evaluation or investigation.

35.	Review legal compliance matters, including corporate securities trading policies with the Corporation’s counsel.

36.	Review the procedures established by the Corporation that monitor the Corporation’s compliance with its loan and indenture covenants and restrictions.

37.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

VI.    MEETINGS

The business of the Audit Committee shall be conducted at its regular meetings, at special meetings or by unanimous written consent. The Audit Committee shall meet separately, as often as may be deemed necessary or appropriate in its judgment, but at least quarterly, with the Corporation’s management, internal auditors and independent auditors. The Chairman or a majority of the members of the Audit Committee may call meetings of the Committee upon reasonable notice to all members of the Committee. Following each meeting, the Audit Committee shall report to the Board at the next regularly scheduled Board meeting, or sooner, as circumstances may dictate.

In addition, the Audit Committee (or the Chairman of the Audit Committee) shall meet in person or by telephone with the Corporation’s independent auditors and the Corporation’s chief financial officer quarterly to review the Corporation’s financial statements.

VII.    LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, to certify the Corporation’s financial statements or to guarantee the auditor’s report. These are the responsibilities of management and the independent auditor.

VIII.    CONSISTENCY WITH ARTICLES

To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Articles of Incorporation or the Bylaws of the Corporation, the Articles of Incorporation or the Bylaws, as appropriate, shall fully control.

IX.    AMENDMENT

This Charter may be amended or altered at any meeting of the Board of Directors by affirmative vote of a majority of the number of Directors fixed by the Bylaws.

X.    CERTIFICATION

This Audit Committee Charter as amended was duly approved and adopted by the Board of the Corporation on the 26th day of October 2005.

/S/ GRACE R. DEN HARTOG
Corporate Secretary

Audit Committee Pre-Approval Policies and Procedures

for Services by Independent Auditors

Services subject to Audit Committee Approval

•	The Audit Committee must approve in advance all engagements to provide audit review and attest reports required under the securities laws.

•	Any other engagements must either be:

1.	approved in advance by the Audit Committee or

2.	entered into pursuant to these pre-approval policies and procedures, provided the Audit Committee is informed of each service.

•	The Company may not engage its independent auditors to perform any services as may, from time to time, be prohibited by the rules and regulations of the Securities and Exchange Commission, any securities exchange on which the Company’s securities are traded or listed, the Public Company Accounting Oversight Board, or any other regulatory bodies.

•	The Company may engage its independent auditors to perform services that are directly related to the independent audit function. These include:

1.	audits of employee benefit plans,

2.	consultation on accounting matters, including reviews of significant contracts,

3.	assistance with inquiries from the Securities and Exchange Commission and other regulatory bodies,

4.	assistance with debt, equity and other financing transactions, including issuing comfort letters, and

5.	accounting and auditing assistance in connection with merger and acquisition activity

Approval process:

The Audit Committee, at its regular meetings, will approve engagement of the independent auditors for audits of employee benefit plans.

Each year, the Audit Committee will approve a total annual dollar budget for services for routine accounting consultation and related matters. A report on the nature of and amount of billings for such services will be presented to the Audit Committee at each quarterly meeting.

The Audit Committee will approve engagement of the independent auditors for assistance with debt, equity and other financing transactions, as well as merger and acquisition activity, and other permitted services, in advance. The Audit Committee will be provided a description of the services expected to be rendered, together with an estimate of cost. A report on the amount of billings for such services will be presented to the Audit Committee each quarter.

For services not addressed above, and not otherwise prohibited, the Audit Committee must approve engagement of the Independent Auditors in advance. Total fees for such services will be limited to no more than 10 percent of total audit fees for the year.

The pre-approval requirement is waived with respect to non-audit services provided:

1.	the aggregate amount of such services constitutes no more than five percent of the total amount of revenues paid by the Company to the accountant during the fiscal year in which the services are provided;

2.	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

3.	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or the chairman of the Audit Committee (to whom authority to grant such approvals is hereby expressly delegated).

Directions to

Owens & Minor, Inc. Annual Meeting of Shareholders

Friday, April 28, 2006 — 10:00 a.m.

at

The Virginia Historical Society

428 North Boulevard

Richmond, Virginia

The Boulevard is Exit 78 on both I-64 and I-95.

From Washington, D.C., follow I-95 South to the exit.

From Petersburg, follow I-95 North to the exit.

From Charlottesville, follow I-64 East to the exit.

From Norfolk, follow I-64 West to the exit.

Coming from Petersburg or Norfolk, turn left onto Hermitage Road, turn right at the first light onto Robin Hood Road and then turn left at the next light onto the Boulevard.

Coming from Washington, D.C. or Charlottesville, turn right directly onto the Boulevard.

From the Boulevard, turn right onto Kensington Avenue and turn left into the Virginia Historical Society parking lot.

Owens & Minor, Inc.	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/omi	OR	1-866-756-9927	OR
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.		• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.		• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

☐	Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

	(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)			☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR Proposals 1 and 2.									FOR	AGAINST	ABSTAIN

1.	Election of Directors for a term of three years:						2.	Ratification of appointment of KPMG LLP as Independent registered public accountants.	☐	☐	☐

	FOR all nominees	☐	WITHHOLD AUTHORITY to vote for all nominees	☐	FOR ALL EXCEPT nominee(s) marked in space below	☐	3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.	☐	☐	☐

	Nominees: 01- John T. Crotty, 02 - Richard E. Fogg, 03- James E. Rogers and 04 - James E. Ukrop

	(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “FOR ALL EXCEPT” box and write the nominee’s(s’) name(s) in the space provided below. Your shares will be voted for the remaining nominee(s).)							To change your address, please mark this box.			☐

							SCAN LINE

Please sign exactly as your name appears herein. Attorneys-in-fact, executors, administrators, trustees and guardians should give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Shareholders who are present at the meeting may withdraw their proxy and vote in person if they so desire.

Date	Share Owner sign here	Co-Owner sign here

OWENS & MINOR, INC.

P R O X Y

Solicited by the Board of Directors for the Annual Meeting of Shareholders

The undersigned hereby appoints J. Alfred Broaddus, Jr.; Eddie N. Moore, Jr.; and Peter S. Redding (and if the undersigned is a proxy, the substitute proxy) and each of them with power of substitution, the proxies of the undersigned to vote all shares held of record on March 2, 2006 by the undersigned as directed on the reverse side and in their discretion on all other matters which may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc., to be held on April 28, 2006 at 10:00 A.M. at the Virginia Historical Society, 428 North Boulevard, Richmond, Virginia, and any adjournments or postponements thereof.

The undersigned directs said proxies to vote as specified upon the items shown herein which are referred to in the Notice of Annual Meeting and as set forth in the Proxy Statement.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

(Continued and to be dated and signed on the reverse side.)

To include any comments, please mark this box. ☐	OWENS & MINOR, INC. P.O. BOX 11421 NEW YORK, N.Y. 10203-0421